                                 EXHIBIT 99.4

                    PROXY STATEMENT FOR SPECIAL MEETING OF
                     MEMBERS OF FIRST CAPITAL, INC, M.H.C.

                          FIRST CAPITAL, INC., M.H.C.
                            220 FEDERAL DRIVE, N.W.
                            CORYDON, INDIANA 47112
                                (812) 738-2198

                     NOTICE OF SPECIAL MEETING OF MEMBERS
                       TO BE HELD ON DECEMBER ___, 1998

     Notice is hereby given that a special meeting of members ("Special Meeting") of First Capital, Inc., M.H.C. ("MHC") will be held at the main office of First Federal Bank, A Federal Savings Bank ("Bank"), 220 Federal Drive, N.W., Corydon, Indiana, on _________, December __, 1998, at ___:____ __.m., Eastern Standard Time. Business to be taken up at the Special Meeting shall be:

     (1) To approve a Plan of Conversion from Mutual Holding Company to Stock Holding Company and Agreement and Plan of Reorganization ("Plan of Conversion") adopted by the MHC and the Bank, pursuant to which (i) the MHC will convert to a federally chartered interim stock savings bank and merge into the Bank, with the Bank being the surviving institution, (ii) the Bank and a newly formed federally chartered interim stock savings bank will merge, with the Bank being the surviving institution and becoming a wholly-owned subsidiary of a newly formed stock corporation named First Capital, Inc. ("Holding Company") and (iii) the Holding Company will sell shares of its common stock to the public and issue shares of its common stock in exchange for shares of the Banks common stock, all on and subject to the terms and conditions contained therein.

     (2) To consider and vote upon any other matters that may lawfully come before the Special Meeting.

     Note: As of the mailing date of this Notice, the Board of Directors is not aware of any other matters that may come before the Special Meeting.

     The members entitled to vote at the Special Meeting shall be those members of the MHC at the close of business on _____________, 1998, and who continue as members until the Special Meeting, and should the Special Meeting be, from time to time, adjourned to a later time, until the final adjournment thereof.

                                            BY ORDER OF THE BOARD OF DIRECTORS


                                            JOEL E. VOYLES
                                            SECRETARY


Corydon, Indiana
November ____, 1998


PLEASE SIGN AND RETURN PROMPTLY EACH PROXY CARD YOU RECEIVE IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THIS WILL ASSURE NECESSARY REPRESENTATION AT THE SPECIAL MEETING, BUT WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU SO DESIRE. THE PROXY IS SOLICITED ONLY FOR THIS SPECIAL MEETING (AND ANY ADJOURNMENTS THEREOF) AND WILL NOT BE USED FOR ANY OTHER MEETING. YOU MAY REVOKE YOUR WRITTEN PROXY BY WRITTEN INSTRUMENT DELIVERED TO JOEL E. VOYLES, SECRETARY, FIRST CAPITAL, INC., M.H.C., AT THE ABOVE ADDRESS AT ANY TIME PRIOR TO OR AT THE SPECIAL MEETING OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

                          FIRST CAPITAL, INC., M.H.C.
                            220 FEDERAL DRIVE, N.W.
                            CORYDON, INDIANA 47112
                                (812) 738-2198

                                PROXY STATEMENT

                              NOVEMBER ___, 1998


     YOUR PROXY, IN THE FORM ENCLOSED, IS SOLICITED BY THE BOARD OF DIRECTORS OF FIRST CAPITAL, INC., M.H.C. FOR USE AT A SPECIAL MEETING OF MEMBERS TO BE HELD ON _________, DECEMBER ____, 1998, AND ANY ADJOURNMENT OF THAT MEETING, FOR THE PURPOSES SET FORTH IN THE FOREGOING NOTICE OF SPECIAL MEETING. YOUR BOARD OF DIRECTORS AND MANAGEMENT URGE YOU TO VOTE FOR THE PLAN OF CONVERSION.

                         PURPOSE OF MEETING -- SUMMARY

     A special meeting of members ("Special Meeting") of First Capital, Inc., M.H.C. ("MHC") will be held at the main office of First Federal Bank, A Federal Savings Bank ("Bank"), 220 Federal Drive, N.W., Corydon, Indiana, on _________, December ___, 1998, at ___:____ __.m., Eastern Standard Time, for the purpose of considering and voting upon a Plan of Conversion and Agreement and Plan of Reorganization ("Plan of Conversion"), which, if approved by a majority of the total votes of the members eligible to be cast, will permit the Bank to become a subsidiary of the Holding Company, a newly organized Indiana corporation formed by the Bank. The reorganization of the Bank and the acquisition of control of the Bank by the Holding Company are collectively referred to herein as the "conversion."

     Pursuant to the MHC's Federal Mutual Holding Company Charter, depositors of the Bank and borrowers of the Bank with a loan outstanding as of February 1, 1993 and for as long as such loan remains outstanding are members of the MHC. Members entitled to vote on the Plan of Conversion are members of the MHC as of ____________, 1998 ("Voting Record Date") who continue as members until the Special Meeting, and should the Special Meeting be, from time to time, adjourned to a later time, until the final adjournment thereof. The conversion requires the approval of not less than a majority of the total votes eligible to be cast at the Special Meeting.

     Pursuant to the Plan of Conversion, (i) the MHC will convert from a federally-chartered mutual holding company to a federally-chartered interim stock savings bank (Interim A) and simultaneously merge with and into the Bank and (ii) an interim federal stock savings bank (Interim B) will be formed as a wholly-owned subsidiary of the Holding Company and Interim B will merge with and into the Bank. As a result of the merger of Interim A with and into the Bank, the MHC will cease to exist and the shares of Bank common stock held by the MHC will be canceled. As a result of the merger of Interim B with and into the Bank, the Bank will become a wholly owned subsidiary of the Holding Company and the common stock of the Bank will be converted into common stock of the Holding Company pursuant to the ratio at which shares of Bank common stock will be exchanged for shares of Holding Company common stock ("Exchange Ratio"), which will result in the holders of such shares owning in the aggregate approximately the same percentage of the Holding Company common stock to be outstanding upon the completion of the conversion as the percentage of the Bank common stock owned by them in the aggregate immediately prior to consummation of the conversion, but before giving effect to (a) the payment of cash in lieu of issuing fractional shares, (b) the payment of cash to stockholders of the Bank who exercise and perfect their rights of dissent and appraisal, and (c) any shares of common stock purchased by the Bank's stockholders in this offering.

     As part of the conversion, the Holding Company is offering shares of its common stock in the subscription offering to holders of subscription rights in the following order of priority: (i) Eligible Account Holders (depositors of the Bank with $50.00 or more on deposit as of the close of business on March 31,
1997); (ii) Supplemental Eligible

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

Account Holders (depositors of the Bank with $50.00 or more on deposit as of the close of business on September 30, 1998); and (iii) Other Members (depositors of the Bank as of the close of business on ________________ and borrowers of the Bank with loans outstanding as of the close of business on February 1, 1993, which continue to be outstanding as of the close of business on ________________) ("Subscription Offering").

     Concurrently with the Subscription Offering, any shares of common stock not subscribed for in the Subscription Offering may be offered for sale to members of the general public, with priority being given first to stockholders of the Bank as of the close of business on the Voting Record Date (who are not Eligible Account Holders, Supplemental Eligible Account Holders or Other Members) and then to natural persons and trusts of natural persons residing in Crawford, Clark, Floyd, Harrison and Washington Counties, Indiana ("Local Community") ("Direct Community Offering"). Shares of common stock not sold in the Subscription Offering and the Direct Community Offering may be offered to the general public by a group of selected dealers ("Syndicated Community Offering"). Regulations require that the Direct Community Offering and the Syndicated Community Offering be completed within 45 days after completion of the fully extended Subscription Offering unless extended by the Bank or the Holding Company with the approval of the regulatory authorities. If the Syndicated Community Offering is determined not to be feasible because of market conditions or otherwise, the Board of Directors of the Bank will consult with the regulatory authorities to determine an appropriate alternative method for selling the unsubscribed shares of common stock. The Plan of Conversion provides that the conversion must be completed within 24 months after the date of the approval of the Plan of Conversion by the members of the MHC.

                          FIRST CAPITAL, INC., M.H.C.

     The MHC is the federally-chartered mutual holding company of the Bank. The MHC was formed in February 1993 as a result of the reorganization of the Bank into a federally chartered mutual holding company. The members of the MHC consist of depositors of the Bank and those current borrowers of the Bank who had loans outstanding as of the consummation date of the MHC reorganization (February 1, 1993). The MHC's sole business activity is holding 300,000 shares of the Bank's common stock, which represents 59.5% of the outstanding shares as of the date of this prospectus. As part of the conversion, the MHC will merge into the Bank, with the Bank as the surviving entity. As a result of this merger, the MHC will cease to exist. The MHC's main office is located at 220 Federal Drive, N.W., Corydon, Indiana 47112 and its telephone number is (812) 738-2198.

                  FIRST FEDERAL BANK, A FEDERAL SAVINGS BANK

     The Bank was organized in 1891 as an Indiana-chartered mutual savings and loan association. In 1934, the Bank converted to a federally-chartered savings and loan association under the name "First Federal Savings and Loan Association of Corydon." In February 1993, the Bank converted to a federally-chartered capital stock savings bank and adopted its current name. The Bank's main office, which was opened in July 1997, is located at 220 Federal Drive, N.W., Corydon, Indiana 47112 and its telephone number is (812) 738-2198.

     The Bank is regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. The Bank's deposits have been federally-insured by the FDIC since 1961 and are currently insured by the FDIC under the Savings Association Insurance Fund. The Bank is a member of the Federal Home Loan Bank System.

     The Bank's strategy is to operate as an independent, retail financial institution dedicated to financing home ownership and other consumer needs in Harrison County, its primary market area, and, to a lesser extent, in surrounding counties. At June 30, 1998, the Bank operated from its main office and a branch office in Corydon and had total assets of $94.0 million, deposits of $77.5 million and stockholders' equity of $10.3 million. At that date, $57.8 million, or 74.6%, of the Bank's loans were residential mortgage loans, $4.4 million, or 5.6%, were commercial real estate loans, $3.8 million, or 4.9%, were residential construction loans, $5.0 million, or 6.5%, were commercial business loans and $6.3 million, or 8.1%, were consumer loans. The Bank originates all loans for retention in its portfolio.

                              FIRST CAPITAL, INC.

     The Bank formed the Holding Company under Indiana law in September 1998 for the purpose of owning all of the Bank's capital stock following completion of the conversion. The Holding Company has received conditional approval of the OTS to become a savings and loan holding company by acquiring the capital stock of the Bank in the conversion. Before the completion of the conversion, the Holding Company will not have any material assets or liabilities and it will not conduct any business other than business related to the conversion. After the conversion, the Holding Company's primary assets will be all of the capital stock of the Bank, the loan that the Holding Company intends to make to the Bank's Employee Stock Ownership Plan ("ESOP") and the net proceeds remaining from the sale of its common stock after contributing 50% of the net proceeds to the Bank and funding the ESOP loan. Initially, the primary activity of the Holding Company will be to direct, plan and coordinate the Bank's business activities. In the future, the Holding Company might become an operating company or acquire or organize other operating subsidiaries, including other financial institutions, although it currently has no specific plans or agreements to do so. The Holding Company's main office is located at 220 Federal Drive, N.W., Corydon, Indiana 47112 and its telephone number is (812) 738-2198.

                 VOTING RIGHTS AND VOTE REQUIRED FOR APPROVAL

     The MHC's Board of Directors has fixed the close of business on ____________, 1998 as the record date for the determination of members entitled to notice of and to vote at the Special Meeting. All holders of savings or other authorized accounts of the Bank, and borrowers of the Bank with loans outstanding as of February 1, 1993 and for as long as such loans remain outstanding, are members of the Bank under its current charter. All members of record as of the close of business on the Voting Record Date who continue to be members on the date of the Special Meeting or any adjournment thereof will be entitled to vote at the Special Meeting or such adjournment.

     Each eligible depositor member will be entitled at the Special Meeting to cast one vote for each $100, or fraction thereof, of the aggregate withdrawal value of all of the depositor's savings accounts in the Bank as of the Voting Record Date. Borrowers with loans outstanding as of February 1, 1993, which continue to be outstanding as of the Voting Record Date will be entitled to cast one vote for the period of time such borrowings remain in existence. No member is entitled to cast more than 1,000 votes. Any number of members present and voting, represented in person or by proxy, at the Special Meeting will constitute a quorum.

     Approval of the Plan of Conversion will require the affirmative vote of a majority of the total outstanding votes of the MHC's members eligible to be cast at the Special Meeting. As of the Voting Record Date for the Special Meeting, there were approximately _________ votes eligible to be cast, of which _________ votes may be cast by depositor members and _______ votes may be cast by borrower members.

                                    PROXIES

     Members may vote at the Special Meeting or any adjournment thereof in person or by proxy. Enclosed is a proxy which may be used by any eligible member to vote on the Plan of Conversion. All properly executed and dated proxies received by management will be voted in accordance with the instructions indicated thereon by the members giving such proxies. If no instructions are given, properly executed and dated proxies will be voted in favor of the Plan of Conversion. If any other matters are properly presented at the Special Meeting and may properly be voted on, all properly executed and dated proxies will be voted on such matters in accordance with the best judgment of the proxy holders named therein. If the enclosed proxy is returned properly executed and dated, it may be revoked at any time before it is voted by written notice to the Secretary of the MHC, by submitting a properly executed and later dated proxy, or by attending and voting in person at the Special Meeting. The proxies being solicited are only for use at the Special Meeting and at any and all adjournments thereof and will not be used for any other meeting. Management is not aware of any other business to be presented at the Special Meeting.

     The trustees for individual retirement accounts at the Bank, will vote in favor of the Plan of Conversion, unless the beneficial owner executes and returns the enclosed proxy for the Special Meeting or attends the Special Meeting and votes in person.

     To the extent necessary to permit approval of the Plan of Conversion, proxies may be solicited by officers, directors or regular employees of the MHC, in person, by telephone or through other forms of communication. Such persons will be reimbursed by the MHC for their reasonable out-of-pocket expenses incurred in connection with such solicitation. In addition, the MHC has retained Charles Webb & Company to assist in the solicitation of proxies, account consolidation, proxy tabulation and inspection. The fees for such services is included in the fees to be received by Charles Webb & Company in connection with the conversion. If necessary, the Special Meeting may be adjourned to an alternative date to allow for additional time to solicit proxies.

                   RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PLAN OF CONVERSION. VOTING IN FAVOR OF THE PLAN OF CONVERSION WILL NOT OBLIGATE ANY VOTER TO PURCHASE ANY COMMON STOCK.

                                THE CONVERSION

     THE OTS HAS APPROVED THE PLAN OF CONVERSION SUBJECT TO ITS APPROVAL BY THE MEMBERS OF THE MHC AND THE STOCKHOLDERS OF THE BANK ENTITLED TO VOTE THEREON AND TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS IMPOSED BY THE OTS IN ITS APPROVAL. OTS APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN OF CONVERSION.

GENERAL

     On June 18, 1998, the Boards of Directors of the MHC and the Bank unanimously adopted the Plan of Conversion, pursuant to which the Bank will convert from the mutual holding company form of organization to the stock holding company form of organization. THE FOLLOWING DISCUSSION OF THE PLAN OF CONVERSION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN OF CONVERSION, WHICH IS ATTACHED AS EXHIBIT A TO THIS PROXY STATEMENT. The OTS has approved the Plan of Conversion, subject to its approval by the members of the MHC and the stockholders of the Bank and to the satisfaction of certain other conditions.

     Pursuant to the Plan of Conversion, (i) the MHC will convert from a federally-chartered mutual holding company to a federally-chartered interim stock savings bank (Interim A) and simultaneously merge with and into the Bank and (ii) an interim federal stock savings bank (Interim B) will be formed as a wholly-owned subsidiary of the Holding Company and Interim B will merge with and into the Bank. As a result of the merger of Interim A with and into the Bank, the MHC will cease to exist and the shares of Bank common stock held by the MHC will be canceled. As a result of the merger of Interim B with and into the Bank, the Bank will become a wholly owned subsidiary of the Holding Company and the common stock of the Bank will be converted into common stock of the Holding Company pursuant to the Exchange Ratio, which will result in the holders of such shares owning in the aggregate approximately the same percentage of the Holding Company common stock to be outstanding upon the completion of the conversion as the percentage of the Bank common stock owned by them in the aggregate immediately prior to consummation of the conversion, but before giving effect to
(a) the payment of cash in lieu of issuing fractional shares, (b) the payment of cash to stockholders of the Bank who exercise and perfect their rights of dissent and appraisal, and (c) any shares of common stock purchased by the Bank's stockholders in this offering.

     As part of the conversion, the Holding Company is offering shares of its common stock in the Subscription Offering to holders of subscription rights in the following order of priority: (i) Eligible Account Holders (depositors of the Bank with $50.00 or more on deposit as of the close of business on March 31,
1997); (ii) Supplemental Eligible Account Holders (depositors of the Bank with $50.00 or more on deposit as of the close of business on September 30,

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1998); and (iii) Other Members (depositors of the Bank as of the close of business on ________________ and borrowers of the Bank with loans outstanding as of the close of business on February 1, 1993, which continue to be outstanding as of the close of business on ________________).

     Concurrently with the Subscription Offering, any shares of common stock not subscribed for in the Subscription Offering may be offered for sale in the Direct Community Offering to members of the general public, with priority being given first to stockholders of the Bank as of the close of business on the Voting Record Date (who are not Eligible Account Holders, Supplemental Eligible Account Holders or Other Members) and then to natural persons and trusts of natural persons residing in the Local Community. Shares of common stock not sold in the Subscription Offering and the Direct Community Offering may be offered in the Syndicated Community Offering. Regulations require that the Direct Community Offering and the Syndicated Community Offering be completed within 45 days after completion of the fully extended Subscription Offering unless extended by the Bank or the Holding Company with the approval of the regulatory authorities. If the Syndicated Community Offering is determined not to be feasible because of market conditions or otherwise, the Board of Directors of the Bank will consult with the regulatory authorities to determine an appropriate alternative method for selling the unsubscribed shares of common stock. The Plan of Conversion provides that the conversion must be completed within 24 months after the date of the approval of the Plan of Conversion by the members of the MHC.

     No sales of common stock may be completed, either in the Subscription Offering, Direct Community Offering or Syndicated Community Offering unless the Plan of Conversion is approved by the members of the MHC and the stockholders of the Bank. The completion of this offering, however, is subject to market conditions and other factors beyond the Bank's control. No assurance can be given as to the length of time after approval of the Plan of Conversion by the members of the MHC and the stockholders of the Bank that will be required to complete the Direct Community Offering or Syndicated Community Offering or other sale of the shares of common stock. If delays are experienced, significant changes may occur in the estimated pro forma market value of the MHC and the Bank, as converted, together with corresponding changes in the net proceeds realized by the Holding Company from the sale of its common stock.

     Orders for shares of common stock will not be filled until at least $7,586,250 of common stock has been subscribed for or sold and the OTS approves the final valuation and the conversion closes. If the conversion is not completed within 45 days after the last day of the fully extended Subscription Offering and the OTS consents to an extension of time to complete the conversion, subscribers will be given the right to increase, decrease or rescind their subscriptions. Unless an affirmative indication is received from subscribers that they wish to continue to subscribe for shares, the funds will be returned promptly, together with accrued interest at the Bank's passbook rate from the date payment is received until the funds are returned to the subscriber. If such period is not extended, or, in any event, if the conversion is not completed, all withdrawal authorizations will be terminated and all funds received will be promptly returned together with accrued interest at the Bank's passbook rate from the date payment is received until the conversion is terminated.

PURPOSES OF CONVERSION

     The MHC, as a federally chartered mutual holding company, does not have stockholders and has no authority to issue capital stock. As a result of the conversion, the Holding Company will be structured in the form used by holding companies of commercial banks, most business entities and a growing number of savings institutions. The holding company form of organization will provide the Holding Company with the ability to diversify the Holding Company's and the Bank's business activities through acquisition of or mergers with both stock savings institutions and commercial banks, as well as other companies. Although there are no current arrangements, understandings or agreements regarding any such opportunities, the Holding Company will be in a position after the conversion, subject to regulatory limitations and the Holding Company's financial position, to take advantage of any such opportunities that may arise.

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     In their decision to pursue the conversion, the Boards of Directors of the
MHC and the Bank considered various regulatory uncertainties associated with the mutual holding company structure including the ability to waive dividends in the future as well as the general uncertainty regarding a possible elimination of the federal savings association charter.

     The conversion will be important to the future growth and performance of the holding company organization by providing a larger capital base to support the operations of the Bank and Holding Company and by enhancing their future access to capital markets, their ability to diversify into other financial services related activities, and their ability to provide services to the public.

     The conversion also will result in a larger number of shares of Holding Company common stock to be outstanding as compared to the number of outstanding shares of Bank common stock, which will increase the likelihood of the
development of an active and liquid trading market for the common stock.   In
addition, the conversion will permit the Holding Company to engage in stock repurchases without adverse federal income tax consequences. The Bank cannot repurchase its common stock without triggering adverse federal income tax consequences. Currently, the Holding Company has no specific plans regarding any stock repurchases.

     An additional benefit of the conversion will be an increase in the accumulated earnings and profits of the Bank for federal income tax purposes. When the Bank (as a mutual institution) transferred substantially all of its assets and liabilities to its stock savings bank successor in the MHC reorganization, its accumulated earnings and profits tax attribute was not able to be transferred to the Bank because no tax-free reorganization was involved. Accordingly, this tax attribute was retained by the Bank when it converted its charter to that of the MHC, even though the underlying retained earnings were transferred to the Bank. The conversion has been structured to re-unite the accumulated earnings and profits tax attribute retained by the MHC in the MHC reorganization with the retained earnings of the Bank by merging the MHC with and into the Bank in a tax-free reorganization. This transaction will increase the Bank's ability to pay dividends to the Holding Company in the future.

     If the Bank had undertaken a standard conversion involving the formation of a stock holding company in 1993, applicable OTS regulations would have required a greater amount of common stock to be sold than the amount sold in the MHC reorganization. Management believed that it was advisable to invest profitably the proceeds raised in the MHC reorganization prior to raising the larger amount of capital that would have been raised at one time in a standard conversion. A standard conversion in 1993 also would have immediately eliminated all aspects of the mutual form of organization.

     In light of the foregoing, the Boards of Directors of the MHC and the Bank believe that the conversion is in the best interests of the MHC and the Bank, their respective members and stockholders, and the communities served by the Bank.

EFFECTS OF CONVERSION ON DEPOSITORS AND BORROWERS OF THE BANK

     GENERAL. Prior to the conversion, each depositor in the Bank has both a deposit account in the institution and a pro rata ownership interest in the net worth of the MHC based upon the balance in his or her account, which interest may only be realized in the event of a liquidation of the MHC. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. A depositor who reduces or closes his or her account receives a portion or all of the balance in the account but nothing for his or her ownership interest in the net worth of the MHC, which is lost to the extent that the balance in the account is reduced.

     Consequently, the depositors of the Bank normally have no way to realize the value of their ownership interest in the MHC, which has realizable value only in the unlikely event that the MHC is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of the MHC after other claims are paid.

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     Upon consummation of the conversion, permanent nonwithdrawable capital stock will be created to represent the ownership of the net worth of the Holding Company. The common stock is separate and apart from deposit accounts and cannot be and is not insured by the FDIC or any other governmental agency. Certificates are issued to evidence ownership of the permanent stock. The stock certificates are transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any deposit and/or loan account(s) the seller may hold in the Bank.

     CONTINUITY. The conversion will not interrupt the Bank's normal business of accepting deposits and making loans. The Bank will continue to be subject to regulation by the OTS and the FDIC. After the conversion, the Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.

     The directors and officers of the Bank at the time of the conversion will continue to serve as directors and officers of the Bank after the conversion. The directors and officers of the Holding Company consist of individuals currently serving as directors and officers of the MHC and the Bank, and they will retain their positions in the Holding Company after the conversion.

     EFFECT ON THE BANK'S COMMON STOCK. Under the Plan of Conversion, upon consummation of the conversion, each share of the Bank's common stock held by the Bank's public stockholders (other than the Bank's public stockholders who exercise and perfect their rights of dissent and appraisal) will be converted into shares of Holding Company common stock based upon the Exchange Ratio without any further action on the part of the holder thereof. Upon surrender of certificates representing shares of Bank common stock, Holding Company common stock will be issued in exchange for such shares.

     Upon consummation of the conversion, the public stockholders of the Bank will become stockholders of the Holding Company.

     VOTING RIGHTS. Presently, depositors and borrowers of the Bank are members of, and have voting rights in, the MHC as to all matters requiring membership action. Upon completion of the conversion, the MHC will cease to exist and all voting rights in the Bank will be vested in the Holding Company as the sole stockholder of the Bank. Exclusive voting rights with respect to the Holding Company will be vested in the holders of the Holding Company's common stock. Depositors and borrowers of the Bank will not have voting rights in the Holding Company after the conversion, except to the extent that they become stockholders of the Holding Company.

     SAVINGS ACCOUNTS AND LOANS. The Bank's savings accounts, account balances and existing FDIC insurance coverage of savings accounts will not be affected by the conversion. Furthermore, the conversion will not affect the loan accounts, loan balances or obligations of borrowers under their individual contractual arrangements with the Bank.

     TAX EFFECTS. The Bank has received an opinion from Breyer & Aguggia LLP, Washington, D.C., that the conversion will constitute a nontaxable reorganization under Section 368(a)(1)(A) of the Internal Revenue Code. Among other things, the opinion provides that:

     (i) the conversion of the MHC from a mutual holding company to a federally-chartered interim stock savings bank (Interim A) and its simultaneous merger with and into the Bank, with the Bank as the surviving entity, will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code;

     (ii) no gain or loss will be recognized by the Bank upon the receipt of the assets of the MHC in such merger;

     (iii) the merger of Interim B with and into the Bank, with the Bank as the surviving entity, will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code;

     (iv) no gain or loss will be recognized by Interim B upon the transfer of its assets to the Bank;

     (v) no gain or loss will be recognized by the Bank upon the receipt of the assets of Interim B;

     (vi) no gain or loss will be recognized by the Holding Company upon the receipt of Bank common stock solely in exchange for Holding Company common stock;

     (vii) no gain or loss will be recognized by the Public Stockholders upon the receipt of shares of the Holding Company's common stock in exchange for their shares of Bank common stock;

     (viii) the basis of the shares of common stock of the Holding Company to be received by the Bank's public stockholders will be the same as the basis of the shares of common stock of the Bank surrendered in exchange therefor, before giving effect to any payment of cash in lieu of fractional shares;

     (ix) the holding period of the shares of Holding Company common stock to be received by the Bank's public stockholders will include the holding period of the Bank common stock, provided that the shares of Bank common stock were held as a capital asset on the date of the exchange;

     (x) no gain or loss will be recognized by the Holding Company upon the sale of shares of its common stock in this offering;

     (xi) the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will recognize gain, if any, upon the issuance to them of withdrawable savings accounts in the Bank following the conversion, interests in the liquidation account and nontransferable subscription rights to purchase common stock, but only to the extent of the value, if any, of the subscription rights; and

     (xii) the tax basis to the holders of shares of common stock purchased in this offering will be the amount paid therefor, and the holding period for the shares of common stock will begin on the date of consummation of this offering, if purchased through the exercise of Subscription Rights, and on the day after the date of purchase, if purchased in the Direct Community Offering or the Syndicated Community Offering.

     Unlike a private letter ruling issued by the Internal Revenue Service ("IRS"), an opinion of counsel is not binding on the IRS and the IRS could disagree with the conclusions reached therein. In the event of such disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the IRS.

     Based upon past rulings issued by the IRS, the opinion provides that the receipt of subscription rights by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members under the Plan of Conversion will be taxable to the extent, if any, that the subscription rights are deemed to have a fair market value. Keller & Company, a financial consulting firm retained by the Bank, whose findings are not binding on the IRS, has issued a letter indicating that the subscription rights do not have any value, based on the fact that such rights are acquired by the recipients without cost, are nontransferable and of short duration and afford the recipients the right only to purchase shares of the common stock at a price equal to its estimated fair market value, which will be the same price paid by purchasers in the Direct Community Offering for unsubscribed shares of common stock. If the subscription rights are deemed to have a fair market value, the receipt of such rights may only be taxable to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise their subscription rights. The Bank could also recognize a gain on the distribution of such subscription rights. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event the subscription rights are deemed to have a fair market value.

     The Bank has also received an opinion from Monroe Shine & Co., Inc. that, assuming the conversion does not result in any federal income tax liability to the Bank, its account holders, or the Holding Company, implementation of the Plan of Conversion will not result in any Indiana tax liability to such entities or persons.

     The opinions of Breyer & Aguggia LLP and Monroe Shine & Co., Inc. and the letter from Keller & Company, are filed as exhibits to the Registration Statement. See "ADDITIONAL INFORMATION."

     THE PRECEDING DISCUSSION SUMMARIZES THE MATERIAL TAX CONSEQUENCES OF THE CONVERSION. PROSPECTIVE INVESTORS, HOWEVER, ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE CONVERSION PARTICULAR TO THEM.

     LIQUIDATION ACCOUNT. In the unlikely event of a complete liquidation of the MHC, each depositor of the Bank would receive his or her pro rata share of any assets of the MHC remaining after payment of claims of all creditors. Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his or her deposit account was to the total value of all deposit accounts in the Bank at the time of liquidation. After the conversion, each depositor, in the event of a complete liquidation of the Bank, would have a claim as a creditor of the same general priority as the claims of all other general creditors of the Bank. However, except as described below, his or her claim would be solely in the amount of the balance in his or her deposit account plus accrued interest. Each stockholder would not have an interest in the value or assets of the Bank or the Holding Company above that amount.

     The Plan of Conversion provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the amount of any dividends waived by the MHC plus the greater of (i) the Bank's retained earnings of $4.0 million at June 30, 1992, the date of the latest statement of financial condition contained in the final offering circular utilized in the MHC reorganization, or (ii) 59.5% of the Bank's total stockholders' equity as reflected in its latest statement of financial condition contained in the final prospectus utilized in this offering. As of the date of this prospectus, the initial balance of the liquidation account would be $7.3 million. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he or she were to continue to maintain his or her deposit account at the Bank, would be entitled, upon a complete liquidation of the Bank after the conversion to an interest in the liquidation account prior to any payment to the Holding Company as the sole stockholder of the Bank. Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, transaction accounts such as checking accounts, money market deposit accounts and certificates of deposit, held in the Bank at the close of business on March 31, 1997 or September 30, 1998, as the case may be. Each Eligible Account Holder and Supplemental Eligible Account Holder will have a pro rata interest in the total liquidation account for each of his or her deposit accounts based on the proportion that the balance of each such deposit account on the Eligibility Record Date (March 31, 1997) or the Supplemental Eligibility Record Date (September 30, 1998), as the case may be, bore to the balance of all deposit accounts in the Bank on such date.

     If, however, on any June 30 annual closing date of the Bank, commencing June 30, 1998, the amount in any deposit account is less than the amount in such deposit account on June 30, 1998, as the case may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Holding Company as the sole stockholder of the Bank.

                             REVIEW OF OTS ACTION

     Any person aggrieved by a final action of the OTS which approves, with or without conditions, or disapproves a plan of conversion pursuant to 12 C.F.R.
Part 563b may obtain review of such action by filing in the court of appeals of the United States for the circuit in which the principal office or residence of such person is located, or in the United States Court of Appeals for the District of Columbia, a written petition praying that the final action of the OTS be modified, terminated or set aside. Such petition must be filed within 30 days after the publication of notice of such final action in the Federal Register, or 30 days after the mailing by the applicant of the notice to members as provided for in 12 C.F.R. Section 563b.6(c), whichever is later. The further procedure for review is as follows: A copy of the petition is forthwith transmitted to the OTS by the clerk of the court and thereupon the OTS files in the court the record in the proceeding, as provided in Section 2112 of Title 28 of the United States Code. Upon the filing of the petition, the court has jurisdiction, which upon the filing of the record is exclusive, to affirm, modify, terminate, or set aside in whole or in part, the final action of the OTS. Review of such proceedings is as provided in Chapter 7 of Title 5 of the United States Code. The judgment and decree of the court is final, except that they are subject to review by the United States Supreme Court upon certiorari as provided in Section 1254 of Title 28 of the United States Code.

                            ADDITIONAL INFORMATION

     The Holding Company has filed with the Securities and Exchange Commission ("SEC") a Registration Statement on Form SB-2 (File No. 333-_____) under the Securities Act of 1933, as amended with respect to the common stock offered in the conversion. The prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You may read and copy such information at the SEC's public reference room in Washington, D.C. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Registration Statement also is available through the SEC's World Wide Web site on the Internet (http://www.sec.gov).

     The MHC has filed with the OTS an Application for Approval of Conversion. The accompanying Prospectus omits certain information contained in such Application. The Application, including exhibits and certain other information that are a part thereof, may be inspected, without charge, at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the office of the Regional Director of the OTS at the OTS Central Regional Office, Madison Plaza, 200 West Madison Street, Suite 1300, Chicago, Illinois 60606.

     Copies of the Holding Company's Articles of Incorporation and Bylaws may be obtained without charge by written request to the Bank.

     All persons eligible to vote at the Special Meeting should review both this Proxy Statement and the accompanying Prospectus carefully. However, no person is obligated to purchase any Common Stock. For additional information, you may call the Stock Information Center at (812) _____-___________.

                                   BY ORDER OF THE BOARD OF DIRECTORS



                                   JOEL E. VOYLES
                                   SECRETARY

Corydon, Indiana
November ___, 1998

     YOUR BOARD OF DIRECTORS URGES YOU TO CONSIDER CAREFULLY THE INFORMATION CONTAINED IN THIS PROXY STATEMENT AND THE PROSPECTUS AND, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE SPECIAL MEETING, TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD(S) AS SOON AS POSSIBLE TO ASSURE THAT YOUR VOTES WILL BE COUNTED. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE SPECIAL MEETING. YOU MAY REVOKE YOUR PROXY BY WRITTEN INSTRUMENT DELIVERED TO THE SECRETARY OF THE BANK AT ANY TIME PRIOR TO OR AT THE SPECIAL MEETING OR BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

     THIS PROXY STATEMENT IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER WILL BE MADE ONLY BY THE PROSPECTUS IN THOSE JURISDICTIONS IN WHICH IT IS LAWFUL TO MAKE SUCH OFFER.